Exhibit 10.1

June 6, 2008

Patrick Pichette

Re: Offer of Employment with Google Inc.

Dear Patrick:

On behalf of Google Inc., I am pleased to offer you the exempt position of Senior Vice President and Chief Financial Officer, reporting to the Chief Executive Officer, subject to the terms and contingencies set forth below. The position is located in Mountain View, California. Your start date shall be August 1, 2008 and you will assume the position of CFO effective August 12, 2008.

You will receive an annual salary of $450,000, which will be paid biweekly and subject to a periodic review. You are eligible to participate in the Company Bonus Program; your annual bonus target will be 150% of base salary. Bonuses under the Company Bonus Plan are discretionary. The actual bonus amount could be larger or smaller than this amount, based on your performance and the performance of the Company. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within Google’s sole discretion. Both your base salary and the components of your bonus are subject to periodic review.

Additionally, upon your start date, Google will pay you a one-time Sign-On Bonus of $500,000. This will be taxed as supplemental income. At the completion of six months of full-time employment with us, Google will pay you an additional $500,000 Cash Bonus. This will also be taxed as supplemental income. In the event your employment is terminated within the first six months of your employment, the Cash Bonus payout will be accelerated and paid on the termination date or as soon thereafter as Company business practices allow, but in any case within thirty (30) days of your termination. If you terminate your employment at Google before the one year anniversary of your start date, other than as a result of a breach by Google of this Agreement, you will be required to repay the Sign-On Bonus and Cash Bonus. Any required repayment will be prorated based on the number of remaining calendar days until the one year anniversary of your start date.

Google will pay relocation costs and provide reimbursement for specified moving expenses as outlined in Google’s North American Officer Relocation Policy. In order to receive these benefits, you will be required to work with a third party vendor provider designated by Google to assist in employee moves.

As a regular full-time employee you will be eligible for various benefits offered to similarly-situated Google employees in accordance with the terms of Google’s policies and benefit plans. Among other things, these benefits currently include medical and dental insurance, life insurance, and a 401(k) retirement plan. You will automatically be enrolled in the 401(k) plan at 4% into the Wellesley Fund, which is a balanced fund of stocks and bonds. You will be able to change your deferral amount and fund allocation upon your hire. The eligibility requirements and other information regarding these benefits are set forth in more detailed documents that are available from Google. With the exception of the “employment at will” policy discussed herein, Google may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

Upon approval by our Board of Directors, you will be granted four new hire equity grants. Per the Governance Guidelines of the Leadership Development and Compensation Committee of our Board of Directors, the Grant Date of these four equity grants will be on the Wednesday of the week following your start date.

The first award will be a stock option grant to purchase 11,112 shares of Google Class A common stock. Your options will be nonqualified stock options with an exercise price equal to the closing fair market value of the underlying stock on the Grant Date. Your options will vest at the rate of 1/4th on the date one year after you commence employment, and will vest an additional 1/48th each month thereafter, for a total vesting period of 48 months.

The second award will be a grant of 5,556 Google Stock Units (GSUs). Your GSUs will vest at a rate of 1/4th each year over the next four years, beginning on the date one year after you commence employment, for a total vesting period of 48 months. At that time, the vested number of GSUs will convert to a number of Google Class A common shares.

Vesting in both of these stock option and GSU awards is contingent on continued employment on the applicable vesting dates.

The third award will be a grant of 910 GSUs. Your GSUs will vest at a rate of 100 percent at six months. At that time, the vested number of GSUs will convert to a number of Google Class A common shares. In the event your employment terminates prior to the six-month vesting date (other than as a result of your resignation), you will immediately vest in this grant.

The fourth award will be a grant of 910 GSUs. Your GSUs will vest at a rate of 100 percent at twelve months. At that time, the vested number of GSUs will convert to a number of Google Class A common shares. In the event your employment is terminated after six months but prior to the twelve-month vesting date (other than as a result of your resignation), you will immediately vest in this grant.

Please be aware that this program and subsequent programs could be changed at any time, at the discretion of the Board of Directors. Also note that Google makes no representation about the future value of the stock options or GSUs granted herein and you should expect that the value of these grants will fluctuate in the future. Finally, the receipt of such grants shall be conditioned upon the subsequent execution by the grantee of Google’s appropriate form of GSU and Stock Option grant agreement.

For annual equity grants awarded in 2009 and thereafter, your grants will be reviewed pursuant to the same general process employed for all Executives of comparable status.

We encourage you to consult a tax professional for information regarding all current tax reporting requirements related to the compensation and benefits discussed above.

You are being offered employment at Google based on your personal skills and experience, and not due to your knowledge of any confidential, proprietary or trade secret information of a prior or current employer. Should you accept this offer, we do not want you to make use of or disclose any such information or to retain or disclose any materials from a prior or current employer. Likewise, as an employee of Google, it is likely that you will become knowledgeable about confidential, trade secret and/or proprietary information related to the operations, products and services of Google and its clients. To protect the interests of both Google and its clients, all employees are required to read and sign the At

Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of employment with Google. This Agreement, which provides for arbitration of all disputes arising out of your employment, will be provided for your review; you will be required to sign it on your first day of employment.

Google has a strict policy against conflicts of interest. Google’s code of conduct is located at http://investor.google.com/conduct.html. Before deciding whether to accept or reject this offer letter, please read the code of conduct carefully as it contains certain prohibitions against, among other things, holding outside employment, board memberships or advisory board positions in companies that may cause a conflict of interest. In order to avoid actual or perceived conflicts of interest, we ask that you work with Andy Hinton, General Counsel and Global Compliance and Ethics Officer, to pre-approve board positions before joining Google.

Google has a strict policy against insider trading, which prohibits, among other things, employees, contractors and temporary workers from trading Google stock during certain time periods and engaging in any derivative transactions in Google stock. It will be your responsibility to educate yourself regarding Google’s insider trading policies and to ensure you are in full compliance. If you have any questions about Google’s policy against insider trading, please contact Human Resources.

Further, if an export control license is required in connection with your employment, this offer is further contingent upon Google’s receipt of the export control license and any similar approvals. Your employment with Google will commence following receipt of such export control license and governmental approvals; and is conditioned upon your (a) maintaining your employment with Google, and (b) continued compliance with all conditions and limitations contained in such a license. If for any reason such export control license and governmental approvals cannot be obtained within six (6) months from your date of signature, this offer will automatically terminate and have no force and effect.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Google. No individual other than the Chief Executive Officer of Google has the authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to Google’s policy of employment at will. Any such agreement or representation must be in writing and must be signed by you and the Chief Executive Officer. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at will relationship have been committed to you during any of your pre-employment discussions with Google, and that this letter, along with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, contain our complete agreement regarding the terms and conditions of your employment.

We look forward to an early acceptance of this offer. This offer will remain open for 7 (seven) business days following your receipt of this letter and is contingent upon your start date of August 1, 2008. This offer is contingent upon satisfactory results from your background check, which we expect will be completed by Tuesday, June 10th. Additionally, this offer and your employment are contingent upon satisfactory results from your background check. To indicate your acceptance of Google’s offer, please sign and date the enclosed original and return it to us in the envelope provided. A duplicate original is enclosed for your record. Please arrive at 9:00 AM on your first day of employment for a tour of the office and for your new hire orientation. Orientation will be held at our Mountain View offices. In order for Google to comply with the Immigration Reform and Control Act, your employment with Google is contingent on your eligibility to work in the United States. Accordingly, please bring appropriate verification of eligibility to work in the United States on your first day.

Patrick, we look forward to working with you.

Sincerely,

/s/ LASZLO BOCK
Laszlo Bock
Vice President, People Operations
Google Inc.

I accept this offer of employment with Google and agree to the terms and conditions outlined in this letter.

/s/ PATRICK PICHETTE	June 6, 2008	August 1, 2008
Patrick Pichette	Date	State Date

4